UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2012

CommerceTel Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-53851	26-3439095
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

58 W. Buffalo St. #200
Chandler, AZ 85225
 (Address of principal executive offices) (zip code)

(866)622-4261
 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Copies to:
Louis A. Brilleman, Esq.
1140 Avenue of the Americas, 9th Floor
New York, New York 10036
Phone: (212) 584-7805
Fax: (646) 380-6899

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)        Effective as of August 1, 2012, CommerceTel Corporation (the “Company”) entered into an employment agreement (the “Agreement”) with Tim Schatz, the Company’s Chief Financial Officer.  The Agreement has an initial term of three years.  Unless terminated at least 90 days prior to the expiration date by either party, the Agreement automatically renews for additional one-year periods.

Under the terms of the Agreement, Mr. Schatz will be paid a base salary of $160,000 per annum.  A one time bonus of $2,917 was paid upon signing.  The base salary may be increased based on an annual salary review by the Company’s Board of Directors, commencing on December 31, 2012, and each 12 month period thereafter.  The Company’s Board may also award an annual bonus of up to 30% of the base salary for achieving milestones as defined by the Board from time to time.

Mr. Schatz will also be granted options to purchase 225,000 shares of common stock of the Company pursuant to the terms and conditions of the Company’s incentive stock option plan, if and when adopted by the Company. Awards thereunder will be made from time to time at the discretion of the Board.

The Agreement includes a non-compete provision that generally bars Mr. Schatz from soliciting any of the Company’s customers or prospective customers in the United States for a period of two years from the date the Agreement is terminated by the Company for cause, or by Mr. Schatz without good reason as defined in the Agreement.  If the Agreement is terminated by the Company without cause or by Mr. Schatz with good reason, the restrictive period will last until one week after all payments by the Company to Mr. Schatz (as provided in the Agreement) have been made.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired.

    Not applicable

(b) Pro forma financial information.

    Not applicable

(c) Exhibits

    10.1        Employment Agreement entered into August 1, 2012 by and between the Company and Timothy Schatz

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCETEL CORPORATION

August 7, 2012	By:	/s/ Dennis Becker
Chief Executive Officer